UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 21, 2005

(Date of earliest event reported)

SUPPORTSOFT, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30901	94-3282005
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

575 Broadway, Redwood City, California 94063

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 556-9440

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 22, 2005, SupportSoft, Inc. (the “Company”) announced the appointment of Ken Owyang, Vice President of Finance of the Company, to the position of Interim Chief Financial Officer, effective January 6, 2006.

In connection with the appointment of Mr. Owyang, the Company and Mr. Owyang amended Mr. Owyang’s original employment agreement, effective January 6, 2006 (the “Agreement”). The Agreement provides for an annual base salary for Mr. Owyang of $220,000. In addition, he is entitled to a target annual cash bonus equal to 40% of his annual base salary. The actual amount of any such cash bonus is based on individual and company performance. The Agreement also provides Mr. Owyang with a grant of 50,000 options, vesting monthly over twelve months. This grant is in addition to the 165,000 options he received upon his initial employment with the Company. The Agreement also provides that in the event of a termination of employment following a change of control of the Company, Mr. Owyang would be entitled to vest in 50% of any remaining unvested options from his initial stock option grant. Attached as Exhibit 10.1 is Mr. Owyang’s employment agreement as amended.

On December 21, 2005, the Board of Directors of the Company approved certain actions related to (i) reducing compensation expense associated with options by accelerating certain outstanding unvested employee stock options and (ii) new option grants to certain officers. These actions are described in Exhibit 10.2 to this report, which is incorporated herein by reference. In connection with the acceleration of outstanding unvested employee stock options, certain holders of stock options will be required to enter into Resale Restriction Agreements. The form of the Resale Restriction Agreement is attached as Exhibit 10.3, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Ken Owyang’s employment agreement as amended.

10.2	Description of actions approved by the Board of Directors of SupportSoft, Inc. on December 21, 2005.

10.3	Form of Resale Restriction Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 28, 2005

SUPPORTSOFT, INC.

By:	/S/ BRIAN M. BEATTIE
Brian M. Beattie Executive Vice President of Finance and Administration and Chief Financial Officer (Principal Financial Officer and Chief Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Ken Owyang’s employment agreement as amended.

10.2	Description of actions approved by the Board of Directors of SupportSoft, Inc. on December 21, 2005.

10.3	Form of Resale Restriction Agreement